UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 25, 2008

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, the board of directors of First National Bancshares, Inc. and its wholly owned bank subsidiary, First National Bank of the South (together “First National”), appointed four new members to First National’s board of directors, pursuant to the Agreement and Plan of Merger, dated August 26, 2007, by and between First National and Carolina National Corporation (“Carolina National”). The board approved a resolution presented by the chairperson of First National’s nominating committee, after consultation with Carolina National’s board of directors, that the following former members of Carolina National’s board of directors be recommended for appointment to First National’s board of directors: I.S. Leevy Johnson, Joel A. Smith, III, Robert E. Staton, Sr., and William H. Stern.

I. S. Leevy Johnson, age 65, has been an attorney with Johnson, Toal & Battiste, P.A. since 1976. Mr. Johnson is also an owner of Leevy Johnson Funeral Home, Inc.

Joel A. Smith, III, age 62, has been Dean of the Moore School of Business since October of 2000. From June of 1998 until August of 2000, Mr. Smith was President of the East Region of Bank of America. Prior to that time, from 1991 through June of 1998, Mr. Smith was President of NationsBank Carolinas. Additionally, he serves on the Board of Directors and the Audit and Governance Committees of Avanex Corporation.

Robert E. Staton, Sr., age 61, has been Executive Vice President External Relations for Presbyterian College since January 2007, served as President of the United Way of South Carolina from May of 2002 until December of 2005 and was Chairman, President and Chief Executive Officer of Colonial Life & Accident Insurance Company from 1994 until his retirement in July of 2001.

William H. Stern, age 51, has been President of Stern & Stern and Associates, a commercial real estate development company, since 1984. Mr. Stern currently serves as Chairman of the South Carolina State Ports Authority.

None of the named directors has yet been appointed to any committees of First National’s board.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION

By: /s/ Kitty B. Payne
Name: Kitty B. Payne
Title: EVP & Chief Financial Officer

Dated: March 7, 2008